EXHIBIT 2



        AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED INVESTOR AGREEMENT

         THIS AMENDMENT (this "Amendment"), dated as of December 10, 2001, is by
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and between ProLogis Trust, a Maryland real estate investment trust
("ProLogis"), and Security Capital Group Incorporated, a Maryland corporation
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("SCG"), and amends the Third Amended and Restated Investor Agreement dated as
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of September 9, 1997 by and between ProLogis and SCG (the "Investor Agreement").
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         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.  Registration Rights:  Section 6(a) of the Investor Agreement is amended and
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    restated in its entirety as follows:

                  (a) Demand. At any time after the date hereof and for so long
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                  thereafter as SCG shall continue to own any Registrable
                  Securities, SCG may request registration of all or any part of its Registrable Securities under the Securities Act, pursuant to Rule 415 or otherwise, and on any form available for the registration of such securities (for sale or exchange, for distribution by dividend or redemption, or in any other transaction requiring registration under the Securities Act as may be desired by SCG), by delivering written notice to the Company specifying the number of Registrable Securities that SCG desires to sell, and the Company shall use its reasonable efforts to effect the registration of such Registrable Securities under the Securities Act.

2.  Delay; Prohibition on Sale: Prologis hereby further agrees that it shall not
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    avail itself of the right under Section 6(d) of the Investor Agreement to postpone the filing of a registration statement under such Section 6 any time during the next 60 days for any reason, nor shall SCG be prohibited in any circumstance during the next 120 days from effecting any public sale or distribution of securities of the Company by virtue of the provisions of
    Section 6(g)(ii) of the Investor Agreement.

3.  Miscellaneous. Except as amended by this Agreement, the Investor Agreement
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    shall remain in full force and effect, and this Amendment and the Investor
    Agreement together shall be considered one agreement, including that all of the Miscellaneous provisions of Section 7 of the Investor Agreement shall apply equally hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year written above.


                                 PROLOGIS TRUST



                                 By: /s/ K. Dane Brooksher
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                                    Name:  K. Dane Brooksher
                                    Title: Chairman & CEO


                                 SECURITY CAPITAL GROUP INCORPORATED



                                 By: /s/ C. Ronald Blankenship
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                                   Name:  C. Ronald Blankenship
                                   Title: Vice Chairman and
                                          Chief Operating Officer